MIRAMAR LABS, INC
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into, effective as of May 27, 2016 (the “Effective Date”), by and between Miramar Labs, Inc. (the “Company”) and R. Michael Kleine (“Executive”).
W I T N E S S E T H:
WHEREAS, the Company and the Executive entered into an offer letter agreement on November 25, 2013 (the “Offer Letter”), pursuant to which Executive agreed to serve as the Company’s President and Chief Executive Officer (“CEO”), reporting to the Chairman of the Company’s Board of Directors (the “Board”).
WHEREAS, the Company desires for Executive to continue to serve as the Company’s CEO, and Executive desires and is willing to continue employment with the Company in such capacity; and
WHEREAS, the Company and Executive desire to embody the terms and conditions of Executive’s employment in a written employment agreement, which will supersede all prior agreements of employment, whether written or oral, between the Company and Executive, including, without limitation, the Offer Letter.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:
1.Duties and Scope of Employment.
(a)Positions and Duties. As of the Effective Date, Executive will continue to serve as the Company’s CEO reporting to the Chairman of the Board. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term”.
(b)Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s corporate guidance and ethics guidelines, conflict of interests policies and code of conduct, including, without limitation, Company policy not to disclose any information regarding salary, bonuses, or stock purchase or option allocations to other employees, either directly or indirectly. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board, which approval will not be unreasonably withheld; provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, social, or charitable organization, provided such services do not interfere with Executive’s obligations to the Company.
(c)Prior Agreements. Executive hereby represents and warrants to the Company that he is not party to any contract, understanding, agreement or policy, written or otherwise, which would be breached by her entering into, or performing services under, this Agreement. Executive further represents that he has disclosed to the Company in writing all threatened, pending, or actual claims against Executive of which he is aware, that are unresolved and still outstanding as of the Effective Date, in each case, as a result of his employment with any previous employer or his membership on any boards of directors.
(d)Other Entities. Executive agrees to serve and may be appointed, without additional compensation, as an officer and director for any of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term “affiliates” will include any entity controlled by, controlling, or under common control of the Company.
2.At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the election of either the Company or Executive. Executive understands and agrees that neither her job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of her employment with the Company
3.Compensation.
(a)    Base Salary. As of the Effective Date, the Company will pay Executive an annual salary of $453,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”), paid periodically in accordance with the Company’s normal payroll practices, but not less than monthly, and be subject to the usual, required withholdings. Executive will not be eligible for overtime pay.
(b)    Target Bonus. Executive will be eligible to receive an annual bonus of up to forty percent (40%) of Executive’s Base Salary, less applicable withholdings, upon achievement of performance objectives to be mutually agreed upon by Executive and the Board, provided that the Board will determine whether such performance objectives have been achieved in its sole discretion (the “Target Bonus”). The Target Bonus, or any portion thereof, will be paid in Quarter 1 of the calendar year following the year in which the Board determines that the Target Bonus has been earned, but in no event shall the Target Bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd)

month following the close of the Company’s fiscal year in which the Target Bonus is earned or (ii) March 15 following the calendar year in which the Target Bonus is earned.
(c)    Housing Allowance. The Company will reimburse Executive through payroll, in an amount not to exceed $5,000 per month, for housing expenses in the Bay Area. Each such reimbursement shall be made by the Company to Executive in the next regularly scheduled payroll following sufficient proof of such expenses, as determined in Company’s sole judgment.
(d)    Review and Adjustments. Executive’s Base Salary, Target Bonus, and other compensatory arrangements will be subject to review and adjustment in accordance with the Company’s applicable policies.
4.Stock Options.
(a)    Option Grant. On July 17, 2014, the Board granted Executive a stock option to purchase 2,969,439 shares of the Company’s common stock (the “First Option”). On October 9, 2014, the Board granted Executive a stock option to purchase an additional 559,615 shares of the Company’s common stock (the “Second Option,” and together with the First Option, the “Options”). The Options represent five and one-half percent (5.50%) of the Company’s total outstanding shares calculated on a fully-diluted basis as of the post-closing of the Series D financing. The exercise price per share for each Option is $0.49, which is equal to the fair market value per share of an underlying share of Company common stock on the date of grant, as determined by the Board. The vesting schedule of each Option will remain as follows: Twenty-five percent (25%) of the shares subject to the Option shall vest on the one (1) year anniversary of the vesting commencement date for the Option, subject to Executive’s continued service with the Company through such date, and the remaining shares subject to the Option will vest monthly over the next thirty-six (36) months in equal monthly amounts subject to Executive’s continued service with the Company through each such vesting date. Each Option shall continue to be subject to the terms, definitions and conditions, including vesting requirements, of the Company’s 2006 Stock Plan (the “Equity Plan”) and a stock option agreement between Executive and the Company (each an “Option Agreement”), both of which are incorporated herein by reference. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.
(b)    Change in Control. If, during the twelve (12)-month period after a Change in Control, (i) Executive terminates her employment with the Company (or any affiliate) for Good Reason or (ii) the Company (or any affiliate) terminates Executive’s employment without Cause, Executive will be entitled to accelerated vesting as to one hundred percent (100%) of the then unvested portion of all of Executive’s outstanding stock options, including, for the avoidance of any doubt, the Options.
5.Limitation on Payments. In the event that the benefits provided for in this Agreement or otherwise payable to Executive (x) constitute “parachute payments” within the meaning of Section

280G of the Code and (y) but for this Section 5 would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits will be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in amounts to be paid must be made, any non-cash amounts will be reduced prior to the reduction of any cash amounts. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by a well-recognized independent public accounting firm chosen by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.
6.Employee Benefits.
(a)    Generally. During the Employment Term, Executive is entitled to participate in the employee benefit plans currently and hereafter maintained by the Company, without limitation, the medical, dental, vision, life, flexible spending account and disability plans. The Company may cancel or change the benefit plans and programs it offers to the Company’s employees at any time. Accordingly, Executive will be able to participate in any Company-sponsored retirement plan, subject to the provisions of the applicable plan.
(b)    Paid Time Off. During the Employment Term, Executive will be entitled to fifteen (15) days of paid time off (“PTO”), which will accrue at a rate of ten (10) hours per month, in accordance with the Company’s PTO policy. PTO shall be taken at such time as mutually and reasonably agreed by Executive and the Company. Executive will receive paid holidays in accordance with the Company’s regular holiday practices.
(c)    Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7.Termination of Employment. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) pay for accrued but unused PTO; (c) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; and (d) unreimbursed business expenses required to be reimbursed to Executive; and (e) rights to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws, the Agreement, or separate indemnification agreement, as applicable.
8.Code Section 409A. Notwithstanding anything to the contrary in this Agreement solely with respect to the timing of the payment of any severance payments or benefits other than payment on account of Executive’s termination due to Executive’s death, if Executive is a “specified employee” within the meaning of Section 409A of the Code and any regulations and guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination of employment, then to the extent any severance payments payable to Executive pursuant to this Agreement, and any other severance payments or separation benefits are a plan or part of a plan providing for the “deferral of compensation” under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to Executive on or within the six (6) month period following Executive’s termination of employment will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment, unless Executive dies following the termination of her employment, in which case, the Deferred Compensation Separation Benefits will be paid to the personal representative of Executive’s estate (which shall be Executive’s living trust, or if there is none, her probate estate) as soon as practicable following her death. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.
9.Definitions.
(a)    Cause. For purposes of this Agreement, “Cause” shall mean:
(i)Executive’s continued failure to perform her assigned duties or responsibilities after notice thereof from the Company describing the failure to perform such duties or responsibilities, and the executive has been provided a reasonable cure period of not less than sixty (60) days;
(ii)Executive engaging in any act of dishonesty, fraud or misrepresentation;
(iii)Executive’s violation of any federal or state law or regulation applicable to the business of the Company or its affiliates;

(iv)Executive’s breach of any confidentiality agreement or invention assignment agreement between Executive and the Company (or any affiliate of the Company); or
(v)Executive being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.
(b)    Change in Control. For purposes of this Agreement, “Change in Control” shall have the same meaning as such term is defined in the Equity Plan.
(c)    Good Reason. For purposes of this Agreement, “Good Reason” shall mean Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of any of the following, without Executive’s express written consent:
(i)    a material reduction in Executive’s Base Salary or Target Bonus opportunity;
(ii)    a material diminution of Executive’s job duties or responsibilities; or
(iii)    a change in the location of Executive’s employment of more than fifty (50) miles.
Executive’s resignation will not be deemed to be for Good Reason unless Executive has first provided the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice, and such condition has not been cured during such period.
10.Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.
11.Confidential Information, Invention Assignment, and Arbitration. Executive agrees to continue to be subject to the terms and conditions of the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement executed by Executive and the Company.
12.Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.
13.Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally; (ii) one (1) day after being sent overnight by a well-established commercial overnight service; or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:	Miramar Labs, Inc
Attn: Chairman of the Board, c/o Mark Deem
2790 Walsh Avenue
Santa Clara, CA 95051

If to Executive:	R. Michael Kleine
at the last residential address known by the Company.
14.Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.
15.Integration. This Agreement, together with the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement and the Option Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including, without limitation, the Offer Letter No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement to be signed upon Executive’s hire, the terms in this Agreement will prevail.

16.Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
17.Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
18.Taxation. All payments made pursuant to this Agreement will be subject to withholding of any applicable taxes. Executive acknowledges that she has reviewed with her own tax advisors the federal, state, local and foreign tax consequences of payments and transactions described in this Agreement and she is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Executive understands that the she (and not the Company) shall be responsible for any tax liability (other than employment tax liability owed by the Company) that may arise as a result of the payments and transactions contemplated by this Agreement.
19.Governing Law. This Agreement will be governed by the laws of the state of California without regard to its conflict of laws provisions.
20.Acknowledgment. Executive acknowledges that she has had the opportunity to discuss this matter with and obtain advice from her private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
21.Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:
MIRAMAR LABS, INC.

/s/ Mark Deem	Date: June 5, 2016
Mark Deem
Chairman of the Board of Directors

EXECUTIVE:

/s/ R. Michael Kleine	Date: June 1, 2016
R. Michael Kleine

[SIGNATURE PAGE TO R. MICHAEL KLEINE EMPLOYMENT AGREEMENT]